Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-255192 and No. 333-235429) on Form S-1 of our report dated March 18, 2022, with respect to the consolidated financial statements and financial statement schedules III to V of Protective Life Insurance Company and subsidiaries.

/S/ KPMG LLP

Birmingham, Alabama
March 18, 2022